EXHIBIT 99.1
PRESS RELEASE	FOR IMMEDIATE RELEASE
April 21, 2008	For more information contact:
First South Bancorp, Inc.	Bill Wall (CFO) or Tom Vann (CEO)
Website: www.firstsouthnc.com	Phone: (252) 946-4178

First South Bancorp, Inc. Reports March 31, 2008 Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited earnings for the quarter ended March 31, 2008.

Net income for the March 2008 quarter was $3,900,958 compared to net income of $4,135,885 earned in the linked December 2007 quarter and $4,297,997 earned in the comparative year ago March 2007 quarter. Diluted earnings per share were $0.40 per share for the March 2008 quarter, compared to $0.42 per share for the December 2007 quarter and $0.43 per share for the March 2007 quarter.

Tom Vann, President and Chief Executive Officer of the Company, stated, “We are pleased to have met our diluted earnings per share estimate for the March 2008 quarter, although we experienced a higher than anticipated challenge of interest rate compression and an increase in the volume of non-performing loans. As has most of the banking industry, we have experienced intense price competition for both loans and deposits. This has been a contributing factor to our net interest margin compression in the March 2008 quarter, and has been significantly influenced by the Federal Reserve’s 300 basis point rate cuts over a period of only six months. First South is an asset-sensitive bank and consequently, the Federal Reserve’s aggressive series of rate cuts has caused an immediate downward pricing of our loan portfolio, while outpacing our ability to reduce our funding cost as rapidly. Over the remainder of 2008, we should see some improvement in our net interest margin as we reprice maturing certificates of deposits at significantly lower rates.

The local and national economy continues to weaken as a result of the slowdown in the housing market. Many financial institutions have been challenged by problems relating to sub-prime lending. First South does not have any sub-prime loan exposure. However, we have financed residential and construction mortgages which have been affected by slower loan demand. While we may face further challenges due to the weakening real estate market, we are closely monitoring and evaluating all significant loans in our portfolio. We will continue to actively manage our credit risk and exposure while we wait for the stabilization of the real estate market. Looking forward to the remainder of 2008, we remain cautiously optimistic as we believe competition and pricing pressures will continue on both deposits and loans. The amount and timing of any future Federal Reserve rate cuts remains uncertain, and may further impact us, as well as the rest of the banking industry, particularly if those cuts are significant.”

Total assets of the Company increased to $913.9 million at March 31, 2008, from $909.3 million at December 31, 2007. The net loan and leases receivable portfolio grew to $772.3 million at March 31, 2008, from $765.1 million at December 31, 2007. Earning assets (net of nonperforming loans) were 93.0% of total assets at March 31, 2008 compared to 93.6% at December 31, 2007 and 93.8% at March 31, 2007. The yield on average earning assets was 7.6% for the March 2008 quarter compared to 8.3% for the December 2007 quarter and 8.1% for the March 2007 quarter, reflecting the impact of the recent Federal Reserve rate cuts and the increase in nonperforming loans.

Nonperforming loans increased to $12.8 million at March 31, 2008, from $7.6 million at December 31, 2007. Significant nonperforming loans consists primarily of six commercial borrowers (residential and commercial real estate developers), with total exposure of $10.2 million at March 31, 2008. The Bank believes these nonperforming loans will ultimately be resolved in the Bank’s favor, although there are no guarantees or assurances. As a result of the increased nonperforming loans, the Bank’s accrued unrecognized interest increased to $754,000 at March 31, 2008, from $506,000 at December 31, 2007.

The Bank is also managing its other real estate owned of approximately $1.5 million to resolve these properties and believes the carrying values are representative of the fair market values, although there can be no assurances that the ultimate sale proceeds will be equal to or greater than the carrying values.

The Bank maintains allowances for credit losses upon an evaluation of inherent risk and estimates of probable credit losses within the loan portfolio. The Bank recorded no provisions for credit losses during the March 2008 or March 2007 quarters, compared to $150,000 during the December 2007 quarter. At March 31, 2008, the Bank had $9.8 million of allowances for credit losses, or 1.3% of total loans outstanding. The Bank also remains cautiously optimistic regarding the continued performance of the loan portfolio.

Total deposits and borrowings was $806.4 million at March 31, 2008 compared to $803.4 million at December 31, 2007. During the March 2008 quarter, the Bank borrowed $45.0 million of fixed rated advances from the Federal Home Loan Bank of Atlanta at various terms ranging from 18 to 36 months at a weighted average cost of 3.01%, in order to reduce its funding costs by locking into lower rates. The Bank’s cost of funds was 3.3% for the March 2008 quarter, compared to 3.6% for the December 2007 quarter and 3.5% for the March 2007 quarter. In conjunction with the decline in yield on earning assets, the net interest spread declined to 4.3% for the March 2008 quarter, from 4.7% for the December 2007 quarter and 4.6% for the March 2007 quarter.

The Bank continues to focus on its key performance ratios and the impact of the economic slow down. Efforts continue to be placed on operating efficiency by managing net interest income, growing non-interest income, and controlling operating expenses, resulting in an efficiency ratio 48.5% for the March 2008 quarter, compared to 47.3% for the December 2007 quarter and 43.8% for the March 2007 quarter. The return on average assets (ROA) was 1.7%, 1.8% and 1.9%, respectively, for the quarters ended March 2008, December 2007 and March 2007. The return on average equity (ROE) was 18.0%, 19.2% and 21.3%, respectively, for the quarters ended March 2008, December 2007 and March 2007.

During the March 2008 quarter, the Company declared its 44th consecutive quarterly cash dividend of $0.20 per share, payable April 24, 2008 to stockholders of record as of April 10, 2008. This cash dividend payment represents a 50.0% payout ratio of this quarter’s basic earnings per share. This quarterly cash dividend payment represents a 5.26% payment rate increase over the previous quarterly dividend payment. The current annual cash dividend rate, adjusted for the payment rate increase, will become $0.80 per share. The Board of Directors determined the increase in the cash dividend was appropriate in consideration of the Company’s capital position and operating results. Future dividends will depend upon the Company’s financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

During the March 2008 quarter, the Company and the Bank received national and statewide rankings and recognition from American Banker, U. S. Banker, the Triangle Business Journal and Freddie Mac for various operating performance ratios including efficiency, ROE and excellence in investor reporting. The Company is listed in the NASDAQ Global Select Market, which places it in a peer group of the top listed companies in the world. In addition, the Company is listed in the Russell Index of funds which helps raise the Company’s visibility with investors that rely on the Russell Indexes as part of their investment strategy.

During the March 2008 quarter, the Bank opened a new loan production office in Durham, North Carolina. This expansion allows us to better serve the banking needs in our growing market area, expand our customer base in existing markets and continue the growth of our branch office network.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 30 full service branch offices and two loan production offices located throughout central, eastern, northeastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31	December 31
	2008	2007*
Assets	(unaudited)

Cash and due from banks	$24,179,684	$22,273,592
Interest-bearing deposits in financial institutions	2,071,880	1,755,695
Investment securities - available for sale	46,872,318	49,064,278
Mortgage-backed securities - available for sale	36,564,663	37,828,064
Mortgage-backed securities - held for investment	1,191,418	1,291,762
Loans and leases receivable, net:
Held for sale	7,597,811	7,515,626
Held for investment	764,679,685	757,567,279
Premises and equipment, net	9,304,673	9,433,399
Real estate owned	1,526,023	1,601,704
Federal Home Loan Bank of Atlanta stock, at cost
which approximates market	3,658,600	3,210,100
Accrued interest receivable	4,877,058	5,103,405
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,130,695	1,150,616
Identifiable intangible assets	188,640	196,500
Prepaid expenses and other assets	5,825,531	7,077,115

Total assets	$913,887,255	$909,287,711

Liabilities and Stockholders' Equity

Deposits:
Demand	$252,153,617	$243,647,606
Savings	17,865,619	17,497,763
Large denomination certificates of deposit	214,650,518	204,509,581
Other time	269,659,448	295,714,633
Total deposits	754,329,202	761,369,583
Borrowed money	52,098,547	42,067,421
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	10,076,641	9,505,385
Total liabilities	826,814,390	823,252,389

Common stock, $.01 par value, 25,000,000 shares authorized;
11,254,222 issued; 9,763,346 and 9,808,655
shares outstanding, respectively	97,633	98,087
Additional paid-in capital	35,943,807	36,761,824
Retained earnings, substantially restricted	81,626,091	79,679,027
Treasury stock at cost	(31,734,252)	(30,880,120)
Accumulated other comprehensive loss, net	1,139,586	376,504
Total stockholders' equity	87,072,865	86,035,322

Total liabilities and stockholders' equity	$913,887,255	$909,287,711

*Derived from audited consolidated financial statements

First South Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)
	Three Months Ended
	March 31
	2008	2007

Interest income:
Interest and fees on loans	$15,178,294	$15,986,587
Interest and dividends on investments and deposits	1,204,840	1,335,378
Total interest income	16,383,134	17,321,965

Interest expense:
Interest on deposits	6,186,586	6,868,826
Interest on borrowings	399,663	143,342
Interest on junior subordinated notes	196,661	207,844
Total interest expense	6,782,910	7,220,012
Net interest income	9,600,224	10,101,953
Provision for credit losses	-	-
Net interest income after provision for credit losses	9,600,224	10,101,953

Non-interest income:
Fees and service charges	1,887,261	1,816,737
Loan servicing fees	163,207	162,100
Gain (loss) on sale of real estate, net	69,515	(143)
Gain on sale of mortgage loans	229,530	214,644
Other income	324,691	291,170
Total non-interest income	2,674,204	2,484,508

Non-interest expense:
Compensation and fringe benefits	3,587,805	3,297,926
Federal insurance premiums	22,347	24,287
Premises and equipment	499,874	473,094
Advertising	35,016	26,495
Payroll and other taxes	370,260	351,965
Data processing	643,531	621,611
Amortization of intangible assets	102,058	96,969
Other	699,419	628,954
Total non-interest expense	5,960,310	5,521,301
Income before income taxes	6,314,118	7,065,160
Income taxes	2,413,160	2,767,163

Net income	$3,900,958	$4,297,997

Per share data:
Basic earnings per share	$0.40	$0.43
Diluted earnings per share	$0.40	$0.43
Dividends per share	$0.20	$0.19
Weighted average shares-Basic	9,802,770	9,930,732
Weighted average shares-Diluted	9,833,335	10,069,085

First South Bancorp, Inc.	Supplemental Quarterly Financial Data (Unaudited)

	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Consolidated balance sheet data:	(dollars in thousands except per share data)
Total assets	$913,887	$909,288	$907,921	$910,568	$911,020
Loans receivable (net)	772,277	765,083	760,710	745,392	739,608
Cash and investments	73,124	73,094	76,310	94,023	106,790
Mortgage-backed securities	37,756	39,120	38,194	38,826	35,246
Premises and equipment	9,305	9,433	9,352	9,405	9,173
Goodwill	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,131	1,151	1,146	1,232	1,283

Deposits	754,329	761,370	777,628	799,090	802,217
Borrowings	52,099	42,067	21,752	7,056	6,005
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	87,073	86,026	85,315	83,306	82,519

Consolidated earnings summary:
Interest income	$16,383	$17,591	$17,639	$17,525	$17,322
Interest expense	6,783	7,309	7,295	7,286	7,220
Net interest income	9,600	10,282	10,344	10,239	10,102
Provision for credit losses	0	150	100	100	0
Noninterest income	2,674	2,726	2,544	2,382	2,484
Noninterest expense	5,960	6,084	5,816	5,489	5,521
Income taxes	2,413	2,638	2,714	2,721	2,767
Net income	$3,901	$4,136	$4,258	$4,311	$4,298

Per Share Data: *
Earnings per share-Basic *	$0.40	$0.42	$0.43	$0.43	$0.43
Earnings per share-Diluted *	$0.40	$0.42	$0.42	$0.43	$0.43
Dividends per share *	$0.20	$0.19	$0.19	$0.19	$0.19
Book value per share*	$8.92	$8.77	$8.62	$8.38	$8.29

Average shares-Basic *	9,802,770	9,862,276	9,923,236	9,943,148	9,930,732
Average shares-Diluted*	9,833,335	9,955,496	10,030,595	10,055,509	10,069,085
*Adjusted for 3-for-2 stock split on May 25, 2006

Performance ratios:
Yield on earning assets	7.62%	8.26%	8.35%	8.27%	8.13%
Cost of funds	3.30%	3.59%	3.60%	3.60%	3.54%
Net interest spread	4.32%	4.67%	4.75%	4.67%	4.59%
Net interest margin on earning assets	4.46%	4.83%	4.90%	4.83%	4.74%
Earning assets to total assets	92.99%	93.55%	92.73%	93.84%	93.79%

Return on average assets	1.70%	1.81%	1.88%	1.91%	1.90%
Return on average equity	17.97%	19.22%	20.12%	20.72%	21.34%
Efficiency ratio	48.49%	47.26%	45.42%	43.43%	43.80%
Dividend payout ratio	50.00%	45.24%	44.19%	44.19%	44.19%

Average assets	$919,708	$913,729	$906,686	$903,931	$906,864
Average equity	$86,810	$86,096	$84,663	$83,209	$80,544

Asset quality data and ratios:
Nonperforming loans	$12,819	$7,555	$8,268	$2,012	$3,019
Other real estate owned	$1,526	$1,602	$1,524	$1,344	$1,060

Allowance for loan and lease losses	$9,394	$9,487	$9,267	$9,172	$9,120
Allowance for unfunded loan commitments	$393	$403	$726	$767	$765
Allowance for credit losses	$9,787	$9,890	$9,993	$9,939	$9,885

Allowance for loan and lease losses to loans	1.20%	1.22%	1.20%	1.21%	1.21%
Allowance for unfunded loan commitments
to unfunded commitments	0.26%	0.27%	0.43%	0.47%	0.52%
Allowance for credit losses to loans	1.25%	1.27%	1.30%	1.31%	1.32%

Net charge-offs (recoveries)	$102	$254	$47	$45	$38
Net charge-offs (recoveries) to loans	0.013%	0.033%	0.006%	0.006%	0.005%
Nonperforming loans to assets	1.40%	0.83%	0.91%	0.22%	0.33%
Loans to deposits	102.38%	100.49%	97.82%	93.28%	92.20%
Loans to assets	84.50%	84.12%	83.79%	81.86%	81.18%
Loans serviced for others	$255,700	$254,671	$244,900	$252,363	$254,741